UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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New York City REIT, Inc.

(Name of Registrant as Specified in Its Charter)

Comrit Investments 1, LP

Comrit Investments Ltd.

I.B.I. Investment House Ltd

Ziv Sapir

Sharon Stern

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Comrit Investments 1, LP, together with the other participants named herein (collectively, “Comrit”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of a highly qualified independent director nominee at the 2022 annual meeting of stockholders of New York City REIT, Inc., a Maryland corporation (the “Company”).

On December 1, 2021, Comrit issued the following press release and delivered the following letter to the board of directors of the Company.

Comrit Investments Nominates Highly Qualified and Independent Director Candidate for Election

to New York City REIT’s Board of Directors

Sends Letter to the Company’s Board Highlighting the Case for Adding an Experienced Real Estate

Investment Expert with Fresh Perspectives to the Board

NEW YORK & TEL AVIV – (BUSINESS WIRE) – Comrit Investments 1, LP (together with its affiliates, “Comrit” or “we”), a long-term stockholder of New York City REIT, Inc. (NYSE: NYC) (“NYC REIT” or the “Company”), today issued the following open letter to the Company’s Board of Directors (the “Board”) regarding Comrit’s decision to nominate a highly qualified, independent candidate for election to the Company’s Board at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”).

Below is the full text of the letter:

December 1, 2021

New York City REIT, Inc.

650 Fifth Avenue, 30th Floor

New York, NY 10019

Dear Members of the Board,

As you know, Comrit is a sizable stockholder of NYC REIT. We believe our significant interest entitles us to have our suggestions carefully considered and, where appropriate, implemented by the Company’s Board. Unfortunately, the Board and management team have opted to consistently dismiss our views over the years despite the Company’s troubling governance, stock price underperformance and trading price discount to Net Asset Value (“NAV”).

Although Comrit prefers to collaborate in a constructive and private manner with the companies we invest in, we cannot sit idly by as the Board continues to allow NYC REIT’s balance sheet to erode and the Company’s stock to trade at a discount of approximately 86% relative to NAV.1 We believe adding an independent real estate investment expert to the Board can help ensure that all paths to value creation are explored without bias. We hope that the Board agrees it is in stockholders’ best interests to appoint our nominee and avoid the need for a costly contested election at next year’s Annual Meeting.

[1]

As of market close on November 30, 2021, NYC REIT’s stock price was $6.70 compared to a Net Asset Value of $49.23, which is the most recent Net Asset Value disclosed by the Company in a presentation filed with the Securities and Exchange Commission on August 13, 2020 (Link to Form 8-K; Link to the Company’s Presentation). According to the presentation, Duff & Phelps performed appraisals on each real estate asset in NYC REIT’s portfolio to determine the Company’s estimated Net Asset Value of $49.23.

It is important to stress that we did not come to this decision hastily. Our firm has spent a significant amount of time and resources thoroughly analyzing the Company’s real estate portfolio, capital structure and governance and attempting to engage with the Board. We are particularly concerned that despite stockholders enduring stock price depreciation of approximately 60% over the past 15 months, the Company paid more than $11.2 million in 2020 and $10.5 million in 2019 in management fees and reimbursements to its advisor and property manager, which are entities owned and controlled by AR Global Investments, LLC (“AR Global”).2

We are also concerned that in addition to holding the dual Chairman and Chief Executive Officer role at NYC REIT, Michael Weil is the Chief Executive Officer of AR Global and of NYC REIT’s advisor and property manager. We question how a fully engaged and truly independent Board could allow Mr. Weil to ink a generous advisory deal in favor of AR Global, which automatically renews for successive five-year terms and entitles the advisor to a more than $15 million early termination fee, at the expense of the Company’s stockholders. In our view, this is not only a gross misallocation of capital, especially given the Company’s performance, but forces us to question how seriously the directors have taken their obligations to stockholders. Further, the Company’s classified Board, poison pill and limitations on stockholders’ ability to amend the bylaws suggests that the Board is more focused on its own entrenchment than unlocking value for its investors.

The Board has an opportunity to welcome a stockholder-nominated director who can help bring new ideas, independence and a collegial mentality to the boardroom. Our nominee, Sharon Stern, is a real estate investment and corporate governance expert with a strong track record of value creation. Since she joined the board of directors of Cedar Realty Trust, Inc. (NYSE: CDR), the company’s stock has appreciated approximately 40%.3 Ms. Stern possesses deep knowledge of the commercial real estate sector, having led organizations focused on the acquisition, development and management of multi-residential and commercial properties. We believe this experience, as well as her public company governance acumen, would make her an ideal director for NYC REIT’s Board.

While we want to reach a negotiated outcome and remain open to a dialogue with you, we need to protect our interests and preserve our rights by nominating Ms. Stern. We firmly believe she can be an asset in the boardroom and help you unlock the significant value trapped within NYC REIT’s underperforming stock.

[2]

Stock price as of market close on August 18, 2020, the day NYC REIT began trading on the NYSE, to market close on November 30, 2021. In each of the years ended December 31, 2020 and 2019, the Company paid cash asset management fees of $6 million to its advisor and reimbursed its advisor for $3.6 million and $3.2 million, respectively, of professional fees and other reimbursements. In each of the years ended December 31, 2020 and 2019, the Company paid its property manager property management fees of $1.6 million and $1.3 million, respectively; NYC REIT 2021 Definitive Proxy Statement; Company SEC filings.

[3]	Stock price as of market close on April 28, 2021, the day Cedar Realty Trust, Inc. (NYSE: CDR) announced Sharon Stern was joining its Board of Directors, to market close on November 30, 2021.

Sincerely,

Ziv Sapir

Managing Partner

Comrit Investments 1, LP

Sharon Stern Biography

Sharon Stern is a REIT expert and successful real estate entrepreneur. Ms. Stern is currently President of Eastmore Management and Metro Investments, two organizations focused on the acquisition, development and management of multi-residential and commercial properties in the downtown core of Montreal. Ms. Stern currently serves on the Board of Directors of Cedar Realty Trust, Inc. (NYSE: CDR), a publicly traded REIT specializing in grocer-anchored retail properties. At Cedar, Ms. Stern serves on both the Audit and Compensation committees. Ms. Stern is currently an Advisory Board member of McGill University’s Desautels Faculty of Management. Prior to founding Eastmore Management in 2015, Ms. Stern worked in Strategy and Corporate Development for the Business Development Bank of Canada. Ms. Stern earned a Bachelor’s Degree from McGill University in Economics and World Religions and a Master’s Degree from Brown University in Public Policy.

***

About Comrit Investments

Comrit Investments 1, LP is an investment partnership that invests in income generating real estate through public non-traded real estate investment trusts. Founded in 2015 and based in Tel Aviv, Washington D.C. and New York City, Comrit is sponsored by I.B.I. Investment House Ltd. (TLV: IBI), an Israel-based market leader in alternative fund offerings. Comrit’s management team collectively has 30 years of experience investing across the U.S. real estate market.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Comrit, together with the other participants named below, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of a highly qualified director nominee at the 2022 annual meeting of stockholders of New York City REIT, Inc. (the “Company”).

COMRIT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Comrit, Comrit Investments Ltd., I.B.I. Investment House Ltd., Ziv Sapir and Sharon Stern.

As of the date hereof, Comrit beneficially owns 267,520 shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”). Comrit Investments Ltd., as the general partner of Comrit, may be deemed the beneficial owner of the 267,520 shares of Class A Common Stock owned by Comrit. I.B.I. Investment House Ltd, as the majority owner of Comrit Investments Ltd., may be deemed the beneficial owner of the 267,520 shares of Class A Common Stock owned by Comrit. Ziv Sapir, as the Managing Partner and CEO of Comrit, and as the CEO and minority owner of Comrit Investments Ltd., may be deemed the beneficial owner of the 267,520 shares of Class A Common Stock owned by Comrit. As of the date hereof, Ms. Stern does not own any securities of the Company.

Contacts

For Investors:

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

MKA

Charlotte Kiaie / Bela Kirpalani, 646-386-0091

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